EXHIBIT (4)(h)

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

RIDER

This rider ("Rider") is made part of the Contract to which it is attached. If elected, the Rider is effective on the Date of Coverage. The Rider may not be elected after the Date of Coverage. Additional Purchase Payments may NOT be made after the [first year] following the Date of Coverage. The Rider may be cancelled at any time. See "Rider Cancellation" below.

ELIGIBILITY

The [INControl] Benefit may only be elected if the following eligibility conditions are meet:
●	The oldest Owner and the oldest Annuitant are both age 85 or younger on the Date of Coverage. (In the case of a non-natural Owner, the oldest Annuitant is age 85 or younger on the Date of Coverage.)

●	The Owner has not also elected the Earning Enhancement Benefit Premier Plus death benefit rider or any other living benefit rider offered by the Company as of the Date

DEFINITIONS

Unless defined below or elsewhere in this Rider, capitalized terms used herein shall have the meanings ascribed to them in the Contract (including the Contract Specifications page) to which this Rider is attached.
Account:	the Accumulation Account as defined in the Contract.

Account Value:	the Accumulation Account Value as defined in the Contract.

[INControl] Benefit:	a guaranteed withdrawal benefit made available by the Company through this living benefit Rider.

Designated Funds:	the variable investment options listed on the Contract Specifications page under the heading Designated Funds.

[INControl] Annual Amount:	the amount added to the [INControl] Balance on each Account Anniversary following the [INControl] Coverage Date; it is equal to [5%] of the [INControl] Benefit Base on the date of crediting.

[INControl] Balance:	an account to which the [INControl] Annual Amount is added each year and remains until withdrawn.

[INControl] Benefit Base:	the amount used to calculate the [INControl] Annual Amount and the cost for the [INControl] Benefit.

Owner:

except as otherwise specifically noted under the "Joint-Life Coverage" section below, as used in this Rider the term "Owner" refers to the oldest Owner of the Contract; in the case of a non-natural Owner, the term "Owner" refers to the oldest Annuitant.

[INControl] Fee:

the fee paid for the [INControl] Benefit. The fee is higher if joint-life coverage is selected. In the event of a "step-up" or "spousal continuation" of the Contract, the fee may change. See "Step-Up Under the [INControl] Benefit" and "Owner's Death under the [INControl] Benefit" below.

[INControl] Coverage Date:	the date of the Account Anniversary following the Owner's [55th] birthday, or the Date of Coverage if the Owner is at least age [55] on the Date of Coverage.

THE [INCONTROL] BENEFIT

The [INControl] Benefit guarantees annual withdrawals during the Owner's lifetime, regardless of the investment performance of the Designated Funds, subject to the terms and conditions of this Rider. The amount of the annual withdrawal can be any amount up to the [INControl] Balance. Any unused portion of the [INControl] Balance remains available for future withdrawals. If no withdrawals are made during the first [10 Account Years], the Company will credit the Owner's Account Value with an amount equal to the excess, if any, of total Purchase Payments over the amount of the Account Value at the time of crediting. See ["Tenth-Year] Credit" below.

Determining the [INControl] Benefit Base, the [INControl] Annual Amount and the [INControl] Balance

On the Date of Coverage, the [INControl] Benefit Base is equal to the initial Purchase Payment. Thereafter, the [INControl] Benefit Base is:
●	adjusted following any withdrawals taken before the Owner reaches age [59 1/2];

●	adjusted following any withdrawals taken after the Owner reaches age [59 1/2], if such withdrawal is in excess of the [INControl] Balance at the time of the withdrawal;

●	adjusted by any step-ups as described below under the "Step-Up Under the [INControl] Benefit" section;

●	increased to the extent the Owner exercises the one-time option to use any amount of the [INControl] Balance, as described below under the "How the [INControl] Benefit Works" section; and

●	increased by any subsequent Purchase Payments made during the [first year] following the Date of Coverage.

On every Account Anniversary following the [INControl] Coverage Date, the [INControl] Annual Amount equals [5%] of the then [INControl] Benefit Base. On that same date, the [INControl] Balance equals the [INControl] Annual Amount. Thereafter, the [INControl] Balance:

●	increases by [5%] of any subsequent Purchase Payments made during the [first year] following the Date of Coverage;

●	increases on each Account Anniversary by the amount of the [INControl] Annual Amount determined on that Anniversary;

●	decreases by the amount of any withdrawals taken; and

●	decreases by any amount used in exercising the one-time option to increase the [INControl] Benefit Base.

How the [INControl] Benefit Works

Under the [INControl] Benefit, the Owner may take withdrawals up to the amount of the [INControl] Balance at any time. If the Account Value is reduced to zero, as long as the [INControl] Benefit Base is greater than zero, the Owner will receive an amount equal to the [INControl] Annual Amount every year for the life of the Owner. Although the [INControl] Balance begins accumulating following the [INControl] Coverage Date, the Owner may not begin withdrawing the [INControl] Balance until the Owner reaches at least age [59 1/2] without reducing the [INControl] Benefit Base. The Owner may continue to withdraw the [INControl] Balance until the Annuity Commencement Date.

The [INControl] Balance can be used in two ways:

●	the Owner can withdraw all or a portion of the [INControl] Balance through partial withdrawals; or

●	the Owner can use all or a portion of the [INControl] Balance to effect a one-time increase of the [INControl] Benefit Base.

Any unused portion of the [INControl] Balance remains available for future withdrawals.

Withdrawals from the [INControl] Balance can be taken at any time after age [59 1/2] without affecting the [INControl] Benefit Base. If the Owner makes a withdrawal that does not exceed the [INControl] Balance, at any time prior to the Annuity Commencement Date:
●	the [INControl] Balance will be decreased by the amount withdrawn in that Account Year; and

●	the withdrawal will not be subject to surrender charges.

The Owner also has the option to use all or a portion of the [INControl] Balance to increase the [INControl] Benefit Base. This option allows the Owner to increase the future [INControl] Annual Amount. This option may be exercised only once and must occur prior to the Annuity Commencement Date and prior to the later of the [tenth] Account Anniversary or the Account Anniversary following the Owner's [65th] birthday. If the Owner elects to use any [INControl] Balance to increase the [INControl] Annual Amount:
●	the [INControl] Balance will be decreased by the amount used;

●	the amount of the [INControl] Balance used will be added to the [INControl] Benefit Base; and

●	the [INControl] Annual Amount will be reset on the next Account Anniversary to equal [5%] of the then [INControl] Benefit Base.

Subsequent to the exercise of this one-time option, the new [INControl] Annual Amount will be added to the [INControl] Balance on each Account Anniversary, unless and until there is another occurrence (as noted in this section) that changes the [INControl] Annual Amount.

As described below under the "Withdrawals Under the [INControl] Benefit" section, if the Account Value falls to zero, the Owner must withdraw the full amount of the [INControl] Balance in a lump sum or exercise the one-time option to increase the [INControl] Annual Amount, provided the Owner is eligible to make such election at that time.

Withdrawals Under the [INControl] Benefit

Starting at age [59 1/2], the Owner may take withdrawals up to the [INControl] Balance without affecting the [INControl] Benefit. These withdrawals will reduce the [INControl] Balance dollar-for-dollar, but will not change the [INControl] Benefit Base. If a withdrawal is taken that exceeds the [INControl] Balance (or the required minimum distribution amount, if higher), the [INControl] Benefit Base will be reset to equal the lesser of:

●

the [INControl] Benefit Base prior to the withdrawal reduced dollar-for-dollar by the amount of the withdrawal that exceeds the [INControl] Balance (or the yearly required minimum distribution amount, if higher); and

●	the Account Value after the withdrawal.

The [INControl] Annual Amount will be recalculated based on the reduced [INControl] Benefit Base. In addition, all withdrawals taken before the Owner reaches age [59 1/2] will be treated as excess withdrawals and the [INControl] Benefit Base will be reduced in the same manner stated above for other excess withdrawals.

Withdrawals taken prior to the Owner reaching age [59 1/2] will be subject to surrender charges if they exceed the Contract's free withdrawal amount. Commencing when the Owner reaches age [59 1/2], withdrawals taken under this Rider will not be subject to withdrawal charges unless they exceed the greatest of the Contract's free withdrawal amount, the [INControl] Balance, or any required minimum distribution.

If the Account Value is reduced to zero and the [INControl] Benefit Base remains greater than zero, the [INControl] Benefit will continue. However, no subsequent Purchase Payments will be accepted, no death benefit or annuity benefits will be payable, and all benefits under the Contract, other than the [INControl] Benefit, will terminate. In that year, the Owner must deplete the [INControl] Balance by either:

●	taking a lump sum withdrawal equal to the full amount of the [INControl] Balance; and/or

●

if prior to the later of the [tenth] Account Anniversary or the Account Anniversary following the Owner's [65th] birthday, using the remaining amount of the [INControl] Balance to increase the [INControl] Benefit Base (if the Owner has not previously exercised the one-time option).

Each year thereafter, if the Owner has elected single-life coverage, the Owner will receive annual payments equal to the [INControl] Annual Amount as long as the Owner is alive. If the Owner elected joint-life coverage, payments will continue until the death of both spouses. See "Owner's Death under the [INControl] Benefit" section below.

Cost of the [INControl] Benefit

The [INControl] Fee is set forth in the Contract Specifications page, unless the [INControl] Fee is later modified. See "Step-Up Under the [INControl] Benefit" and "Joint-Life Coverage" sections below. The [INControl] Fee will be made as a specific deduction from the Account Value, taken on the [last valuation day of the Account Quarter, which is defined as a three-month period with the first Account Quarter] beginning on the Date of Coverage. The initial [INControl] Fee will be applied on the [last valuation day at the end of the Account Quarter] following the Date of Coverage. Thereafter, the [INControl] Fee will continue to be deducted until the Annuity Commencement Date, the Account Value declines to zero, or the [INControl] Benefit is cancelled. See "Cancellation of the [INControl] Benefit" below.

[Tenth-Year] Credit

The Account Value may increase if no withdrawals are made during the first [ten] Account Years from the Date of Coverage. On the [tenth] Account Anniversary, provided no prior withdrawals have been made, the Company will credit the Account Value with an amount equal to the excess, if any, of total Purchase Payments, applied [in the first Account Year], over the Owner's then Account Value. The [INControl] Benefit Base will not change. The [tenth-year] credit will be allocated on a pro rata basis to all Designated Funds in which the Owner is invested at the time.

Step-Up Under the [INControl] Benefit

On [each Account Anniversary] prior to the maximum Annuity Commencement Date, if the Account Value, less the [INControl] Balance, is greater than the current [INControl] Benefit Base, the Company will step-up the [INControl] Benefit Base to an amount equal to the Account Value less the [INControl] Balance. After the step-up, the [INControl] Annual Amount will be [5%] of the new [INControl] Benefit Base. Upon step-up, the [INControl] Fee may be higher than the current [INControl] Fee as set forth above under "Cost of the [INControl] Benefit." The step-up will occur automatically unless it would cause the [INControl] Fee to increase, in which case the Company will send notification to the Owner of the option to elect the step-up. The Owner's written consent is required to accept the higher [INControl] Fee and initiate the step-up. The [INControl] Fee will be set by the Company based on current market conditions at the time of any step-up.

A step-up will not be allowed if the Account Value, less the [INControl] Balance, is higher than [$5,000,000]. For purposes of determining the [$5,000,000] limit, the Company reserves the right to aggregate Account Value with the account values of all other variable annuity contracts owned by the Owner that have been issued by Sun Life Assurance Company of Canada (U.S.) or its affiliates.

Designated Funds

All Account Value must be invested in one or more of the "Designated Funds" during the entire term of the [INControl] Benefit. The term of the [INControl] Benefit is for life, unless the [INControl] Benefit Base is reduced to zero or the [INControl] Benefit is cancelled as described below under "Cancellation of the [INControl] Benefit." The application package contains a list of the only Funds, Guarantee Period dollar cost averaging programs, and asset allocation models that currently qualify as "Designated Funds." The Company reserves the right, in its sole discretion, to change the available Designated Funds on new and existing Contracts without prior notice. Any time there is a change in the Designated Funds, Account Value will remain in the previously available Designated Funds. However, any future transfers or Purchase Payments may only be allocated to the Designated Funds then available. A future transfer or allocation of Purchase Payments to other than a Designated Fund will result in cancellation of this Rider. See "Cancellation of the [INControl] Benefit" below for additional restrictions.

Joint-Life Coverage

The Owner has the option of electing the [INControl] Benefit with single-life coverage or, for a higher [INControl] Fee, with joint-life coverage. Joint-life coverage is available only if the Owner and sole beneficiary are spouses. Joint-life coverage can be elected on an individually-owned Contract or on a jointly-owned Contract. Single-life coverage provides an [INControl] Annual Amount until any Owner dies; joint-life coverage provides an [INControl] Annual Amount for as long as either the Owner is alive or the Owner's spouse is alive. If joint-life coverage is elected, the [INControl] Annual Amount will be calculated and begin accumulating on the Account Anniversary following the [55th] birthday of the younger spouse, or on the Date of Coverage if both spouses are at least age [55] on that date. Withdrawals of the [INControl] Balance cannot be taken until the Account Anniversary following the younger spouse attaining age [59 1/2] without reducing the [INControl] Benefit Base.

Either single-life or joint-life coverage must be elected on the Date of Coverage. Once elected, the Owner may not switch between single-life and joint-life coverage. With respect to joint-life coverage, should the Owner's spouse (as of the Date of Coverage) cease to be the sole primary beneficiary under the Contract for any reason whatsoever, then joint-life coverage will automatically convert to single-life coverage. However, in the event of this conversion the higher [INControl] Fee associated with joint-life coverage will continue to apply.

Cancellation of the [INControl] Benefit

The Owner may cancel the Rider at any time upon notice to the Company. Upon cancellation, all benefits offered under the Rider shall immediately cease and the Rider may not be reinstated.

With respect to the requirement set forth above in the "Designated Funds" section that Account Value at all times be invested in one or more Designated Funds, the Rider automatically will be cancelled under the following circumstances:
●	if any Purchase Payment is allocated to an investment option other than a Designated Fund; or
●	if any portion of Account Value maintained in a Designated Fund is transferred into any investment option other than a Designated Fund.

The Rider will be cancelled upon a change of ownership of the Contract.

Owner's Death under the [INControl] Benefit

If single-life coverage was selected, at the death of any Owner the Rider terminates and the Beneficiary may elect to exercise any of the available options under the Death Benefit provisions of the Contract. Alternatively, the Beneficiary may elect to receive the [INControl] Balance. If the surviving spouse is the sole Beneficiary and elects to continue the Contract ("spousal continuation"), the spouse has the additional option of electing to participate in a new Rider on the original Contract assuming that the [INControl] Benefit is available to new Owners at the time of such election. If the surviving spouse makes such election:

●	the new Account Value will be the greater of the [INControl] Balance on the original Contract or the Death Benefit;

●	the new [INControl] Fee will be set by the Company based on market conditions at the time and may be higher than the current [INControl] Fee;

●	the new [INControl] Benefit Base will be equal to the Account Value after any Death Benefit has been credited; and

●	the new [INControl] Balance will be reset to zero.

If joint-life coverage was selected and one of the Owners dies, the [INControl] Benefit will continue, provided that the surviving spouse, as the sole primary beneficiary, continues the Contract ("spousal continuation"). In such case:

●	the new Account Value will be equal to the Death Benefit;

●	the [INControl] Balance will remain unchanged; and

●	the [INControl] Benefit Base will remain unchanged until the next Account Anniversary when a step-up could apply due to an increase in Account Value. See "Step-Up Under the [INControl] Benefit" above.

At the death of the surviving spouse, the Contract, including the [INControl] Benefit, terminates.

Annuitization under the [INControl] Benefit

If the Account Value is greater than zero on the Maximum Annuity Commencement Date, the Owner may elect to:

●	surrender the Contract and receive the Cash Surrender Value or the [INControl] Balance, if greater; or

●	annuitize the Account Value under one of the then currently available Annuity Options.

If no election is made, the Company will pay any remaining [INControl] Balance and annuitize the Contract as a single life annuity with an annualized annuity payment of not less than the [INControl] Annual Amount that would have been payable immediately prior to the Owner attaining age 95.

If the Account Value is equal to zero and the [INControl] Benefit Base is greater than zero on or before the maximum Annuity Commencement Date, then the Owner will receive the full [INControl] Annual Amount until the Owner's death.